Term Sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and Product Supplement No. 2-I dated November 14, 2011	Term Sheet Product Supplement No. 2-I Registration Statement No. 333-177923 Dated April 16; Rule 433

Structured Investments	$ Capped Single Observation Market Plus Notes Linked to Palladium due May 2, 2013

General

•	The notes are designed for investors who seek to participate in the appreciation of the Commodity Price of Palladium from and including the pricing date to and including the Observation Date, up to the Maximum Return of at least 17.00%, and who anticipate that the Commodity Price of Palladium on the Observation Date (i.e., the Ending Commodity Price) will not be less than the Initial Commodity Price by more than the Knock-Out Buffer Percentage of at least 20.00%. Investors should be willing to forgo interest payments and, if the Ending Commodity Price of Palladium is less than the Initial Commodity Price by more than the Knock-Out Buffer Percentage, be willing to lose some or all of their principal. If the Ending Commodity Price of Palladium is not less than the Initial Commodity Price by more than the Knock-Out Buffer Percentage, investors have the opportunity to receive the greater of (a) the Contingent Minimum Return of at least 8.10% and (b) the Commodity Return, subject to the Maximum Return of at least 17.00% at maturity.
•	Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Senior unsecured obligations of JPMorgan Chase & Co. maturing May 2, 2013†
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about April 20, 2012 and are expected to settle on or about April 25, 2012.

Key Terms

Commodity:	The notes are linked to the price of Palladium (“Palladium” or the “Commodity”), which will be determined by reference to the official afternoon fixing level of Palladium (Bloomberg ticker “PLDMLNPM”).
Knock-Out Event:	A Knock-Out Event occurs if the Ending Commodity Price of the Commodity is less than the Initial Commodity Price by more than the Knock-Out Buffer Percentage.
Knock-Out Buffer Percentage:	At least 20.00%. The actual Knock-Out Buffer Percentage will be set on the pricing date and will not be less than 20.00%.
Payment at Maturity:	If a Knock-Out Event has occurred, you will receive a cash payment at maturity that will reflect the performance of the Commodity, subject to the Maximum Return. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Commodity Return), subject to the Maximum Return
If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity if the Ending Commodity Price is less than the Initial Commodity Price.
If a Knock-Out Event has not occurred, you will receive a cash payment at maturity that will reflect the performance of the Commodity, subject to the Contingent Minimum Return and the Maximum Return. If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount note will equal $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Contingent Minimum Return and (ii) the Commodity Return, subject to the Maximum Return. For additional clarification, please see “What Is the Return on the Notes at Maturity, Assuming a Range of Performances for the Commodity?” in this term sheet.
Maximum Return:	At least 17.00%. The actual Maximum Return and the actual maximum payment at maturity will be set on the pricing date and will not be less than 17.00% and $1,170 per $1,000 principal amount note, respectively.
Contingent Minimum Return:	At least 8.10%. The actual Contingent Minimum Return will be determined on the pricing date and will not be less than 8.10%.
Commodity Return:	Ending Commodity Price – Initial Commodity Price Initial Commodity Price
Initial Commodity Price:	The Commodity Price on the pricing date
Ending Commodity Price:	The Commodity Price on the Observation Date
Commodity Price:	On any day, the official afternoon Palladium fixing per troy ounce gross of Palladium for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the LPPM and displayed on Bloomberg L.P. (“Bloomberg”) under the symbol “PLDMLNPM” on that day
Observation Date†:	April 29, 2013
Maturity Date†:	May 2, 2013
CUSIP:	48125VUJ7
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity,” and “Description of Notes — Postponement of a Determination Date — Single Component Notes Linked to a Single Commodity or Commodity Futures Contract” in the accompanying product supplement no. 2-I

Investing in the Capped Single Observation Market Plus Notes involves a number of risks. See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 2-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-43 of the accompanying product supplement no. 2-I.
(2)	Please see “Supplemental Plan of Distribution” in this term sheet for information about fees and commissions.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

April 16, 2012

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 2-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 2-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 2-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 2-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007591/e46165_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments —	TS-1
Capped Single Observation Market Plus Notes Linked to Palladium

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Commodity?

The following table illustrates the hypothetical return at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical returns set forth below assume an Initial Commodity Price of $650, a Maximum Return of 17.00%,a Contingent Minimum Return of 8.10% and a Knock-Out Buffer Percentage of 20.00%. The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Total Return on the Notes
Ending Commodity Price	Commodity Return	Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)
$1,137.500	75.00%	17.00%	N/A
$1,072.500	65.00%	17.00%	N/A
$975.000	50.00%	17.00%	N/A
$910.000	40.00%	17.00%	N/A
$845.000	30.00%	17.00%	N/A
$780.000	20.00%	17.00%	N/A
$760.500	17.00%	17.00%	N/A
$747.50	15.00%	15.00%	N/A
$715.000	10.00%	10.00%	N/A
$702.650	8.10%	8.10%	N/A
$682.500	5.00%	8.10%	N/A
$666.250	2.50%	8.10%	N/A
$650.000	0.00%	8.10%	N/A
$633.750	-2.50%	8.10%	N/A
$617.500	-5.00%	8.10%	N/A
$585.000	-10.00%	8.10%	N/A
$552.500	-15.00%	8.10%	N/A
$520.000	-20.00%	8.10%	N/A
$519.935	-20.01%	N/A	-20.01%
$455.000	-30.00%	N/A	-30.00%
$390.000	-40.00%	N/A	-40.00%
$325.000	-50.00%	N/A	-50.00%
$260.000	-60.00%	N/A	-60.00%
$195.000	-70.00%	N/A	-70.00%
$130.000	-80.00%	N/A	-80.00%
$65.000	-90.00%	N/A	-90.00%
$0.000	-100.00%	N/A	-100.00%

(1) The Ending Commodity Price is not less than the Initial Commodity Price by than 20.00%.

(2) The Ending Commodity Price is less than the Initial Commodity Price by more than 20.00%.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The price of Palladium increases from the Initial Commodity Price of $650 to an Ending Commodity Price of $666.25 — a Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred and the Commodity Return of 2.50% is less than the hypothetical Contingent Minimum Return of 8.10%, the investor receives a payment at maturity of $1,081 per $1,000 principal amount note.

Example 2: The price of Palladium decreases from the Initial Commodity Price of $650 to an Ending Commodity Price of $585 — a Knock-Out Event has not occurred. Although the Ending Commodity Price of $585 is less than the Initial Commodity Price of $650, because the Ending Commodity Price is not less than the Initial Commodity Price of $650 by more than the hypothetical Knock-Out Buffer Percentage of 20.00% on the Observation Date, a Knock-Out Event has not occurred and because the Commodity Return of -10% is less than the hypothetical Contingent Minimum Return of 8.10%, the investor receives a payment at maturity of $1,081 per $1,000 principal amount note.

Example 3: The price of Palladium increases from the Initial Commodity Price of $650 to an Ending Commodity Price of $715 — a Knock-Out Event has not occurred. Because the Commodity Return of 10.00% is greater than the hypothetical Contingent Minimum Return of 8.10% but less than the hypothetical Maximum Return of 17.00%, the investor receives a payment at maturity of $1,100 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 10%) = $1,100

Example 4: The price of Palladium increases from the Initial Commodity Price of $650 to an Ending Commodity Price of $910 — a Knock-Out Event has not occurred. Because a Knock-Out Event has not occurred and the Commodity Return of 40% is greater than the hypothetical Maximum Return of 17.00%, the investor receives a payment at maturity of $1,170 per $1,000 principal amount note, the hypothetical maximum payment on the notes.

Example 5: The price of Palladium decreases from the Initial Commodity Price of $650 to an Ending Commodity Price of $390 — a Knock-Out Event has occurred. Because the Ending Commodity Price of $390 is less than the Initial Commodity Price of $650 by more than the hypothetical Knock-Out Buffer Percentage of 20.00%, a Knock-Out Event has occurred and because the Commodity Return is -40%, the investor receives a payment at maturity of $600 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -40%) = $600

JPMorgan Structured Investments —	TS-2
Capped Single Observation Market Plus Notes Linked to Palladium

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to participate in the appreciation of the price of the Commodity Price, up to the Maximum Return of at least 17.00%. If a Knock-Out Event has not occurred, in addition to the principal amount, you will receive at maturity at least the Contingent Minimum Return of not less than 8.10%, for a minimum payment at maturity of at least $1,081 for every $1,000 principal amount note, subject to the Maximum Return of at least 17.00% and the credit risk of JPMorgan Chase & Co. The maximum payment at maturity is at least $1,170 per $1,000 principal amount note. The actual Contingent Minimum Return and Maximum Return will be set on the pricing date and will not be less than 8.10% and 17.00%, respectively. Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	RETURN LINKED SOLELY TO THE FIXING LEVEL OF PALLADIUM — The return on the notes is linked solely to the fixing level of a single commodity, Palladium. The Commodity Price on any day reflects the official afternoon fixing per troy ounce gross of Palladium for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. dollars, as calculated by on the LPPM and displayed on Bloomberg under the symbol “PLDMLNPM” on that day, and the Commodity Return reflects the performance of the Commodity Price of Palladium, expressed as a percentage, from the Initial Commodity Price to the Commodity Price to the Ending Commodity Price. The Commodity Price of Palladium referred to above is different from the price of any futures contract related to Palladium. For additional information about Palladium, see the information set forth under “Description of Notes — Payment at Maturity — Commodity Reference Prices and Index Closing Level” and “The Commodities” in the accompanying product supplement no. 2-I.
•	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Commodity or futures contracts or other instruments related to the Commodity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 2-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Commodity and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Commodity Return is positive or negative. If the Ending Commodity Price is less than the Initial Commodity Price by more than the Knock-Out Buffer Percentage of at least 20.00%, a Knock-Out Event has occurred, and the benefit provided by the Knock-Out Buffer Percentage of at least 20.00% will terminate. If a Knock-Out Event has occurred, for every 1% that the Ending Commodity Price is less than the Initial Commodity Price, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 20.00% of your initial investment and may lose all of your initial investment at maturity. The Knock-Out Buffer Percentage will be set on the pricing date and will not be less than 20.00%.
JPMorgan Structured Investments —	TS-3
Capped Single Observation Market Plus Notes Linked to Palladium

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Ending Commodity Price is greater than the Initial Commodity Price, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Commodity Price, which may be significant. We refer to this percentage as the Maximum Return, which will be set on the pricing date and will not be less than 17.00%.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors” in the accompanying product supplement no. 2-I for additional information about these risks.
•	THE BENEFIT PROVIDED BY THE KNOCK-OUT BUFFER PERCENTAGE MAY TERMINATE ON THE OBSERVATION DATE — If the Commodity Price on the Observation Date (i.e., the Ending Commodity Price) is less than the Initial Commodity Price by more than the Knock-Out Buffer Percentage of at least 20.00%, the benefit provided by the Knock-Out Buffer Percentage will terminate and you will be fully exposed to any depreciation in the Commodity Price.
•	RISK OF KNOCK-OUT EVENT OCCURRING IS GREATER IF THE PRICE OF PALLADIUM IS VOLATILE — The likelihood that the Ending Commodity Price will be less than the Initial Commodity Price by more than the Knock-Out Buffer Percentage of at least 20.00%, and thereby triggering a Knock-Out Event, will depend in large part on the volatility the price of Palladium — the frequency and magnitude of changes in the price of Palladium. Commodities such as Palladium may be more volatile than traditional securities investments. See “Investment Related to the Price of Palladium may be More Volatile than Traditional Securities Investments” below.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
•	INVESTMENTS RELATED TO THE PRICE OF PALLADIUM MAY BE MORE VOLATILE THAN TRADITIONAL SECURITIES INVESTMENTS — The price of Palladium is subject to variables that may be less significant to the prices of traditional securities such as stocks and bonds, and securities the return on which is not related to commodities or commodities futures contracts. Variables such as changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, weather, trade, fiscal, monetary and exchange control policies may have a larger impact on commodity prices and commodity-linked indices than on traditional securities. These variables may create additional investment risks that may cause the price of Palladium to move in unpredictable and unanticipated directions and at unpredictable or unanticipated rates and cause the value of the notes to be more volatile than the prices of traditional securities.
•	OWNING THE NOTES IS NOT THE SAME AS OWNING PALLADIUM OR PALLADIUM-RELATED FUTURES CONTRACTS DIRECTLY — The return on your notes will not reflect the return you would realize if you actually purchased Palladium or exchange-traded or over-the-counter instruments based on Palladium. You will not have any rights that holders of such assets or instruments have.
•	THE MARKET PRICE OF PALLADIUM WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked to the performance of the price of Palladium, we expect that generally the market value of the notes will depend in large part on the market price of Palladium. The price of Palladium has fluctuated widely over the past several years. Because the Palladium supply is both limited and concentrated, any disruptions in the Palladium supply tend to have an exaggerated effect on the price of Palladium. Key factors that may influence prices are the policies and production and cost levels in the most important Palladium-producing countries, in particular, Russia, South Africa and Canada (which together account for over 80% of production), the size and availability of the Russian Palladium stockpiles, global supply and demand as well as the economic situation of the main consuming countries. The possibility of large-scale distress sales of Palladium in times of crises may also have a short-term negative impact on the price of Palladium and may adversely affect the value of the notes. For example, the 2008 financial crisis resulted in significantly depressed prices of Palladium largely due to forced sales and deleveraging from
JPMorgan Structured Investments —	TS-4
Capped Single Observation Market Plus Notes Linked to Palladium

institutional investors such as hedge funds and pension funds. Crises in the future may impair Palladium’s price performance which may, in turn, have an adverse effect on the value of the notes. Palladium is used in a variety of industries, in particular the automotive industry. Demand for Palladium from the automotive industry, which uses Palladium as a catalytic converter, accounts for more than 50% of the industrial use of Palladium, and a renewed decline in the global automotive industry may impact the price of Palladium and affect the value of the notes. Palladium is also used in the electronics, dental and jewelry industries.

•	ON THE OBSERVATION DATE, THE PALLADIUM PRICE IS DETERMINED BY THE LPPM, AND THERE ARE CERTAIN RISKS RELATING TO THE PALLADIUM PRICE BEING DETERMINED BY THE LPPM — Palladium is traded on the London Platinum and Palladium Market, which we refer to as the LPPM. The price of Palladium will be determined by reference to the fixing levels reported by the LPPM. The LPPM is a self-regulatory association of platinum and Palladium market participants. If the LPPM should cease operations, or if Palladium trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of Palladium may be adversely affected. The LPPM is a principals’ market that operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading. For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. For additional information about Palladium, see the information set forth under “Description of Notes — Payment at Maturity — Commodity Reference Prices and Index Closing Level” and “The Commodities” in the accompanying product supplement no. 2-I.
•	SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF COMMODITIES GENERALLY — The notes are linked exclusively to Palladium and not to a diverse basket of commodities or a broad-based commodity index. The price of Palladium may not correlate to the prices of commodities generally and may diverge significantly from the prices of commodities generally. Because the notes are linked to the price of a single commodity, they carry greater risk and may be more volatile than notes linked to the prices of multiple commodities or a broad-based commodity index.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive interest payments.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the price of Palladium and interest rates at any time on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:
•	the actual and expected volatility, — the frequency and magnitude of changes — in the price of Palladium;
•	supply and demand trends for Palladium;
•	the time to maturity of the notes;
•	whether a Knock-Out Event is expected to occur;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory, geographical, meteorological and judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	TS-5
Capped Single Observation Market Plus Notes Linked to Palladium

Historical Information

The following graph sets forth the historical performance of Palladium based on the Commodity Prices from January 5, 2007 through April 13, 2012. The Commodity Price on April 13, 2012 was $643.00. We obtained the Commodity Prices below from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical prices of Palladium should not be taken as an indication of future performance, and no assurance can be given as to the Commodity Price on the pricing date or the Observation Date. We cannot give you assurance that the performance of the price of Palladium will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date. In no event will that commission exceed $10.00 per $1,000 principal amount note. JPMS may use a portion of that commission to allow selling concessions to another affiliated broker dealer. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-89 of the accompanying product supplement no. 2-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. In no event will the total amount of these fees exceed $10.00 per $1,000 principal amount note.

JPMorgan Structured Investments —	TS-6
Capped Single Observation Market Plus Notes Linked to Palladium